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                                                                  Exhibit 3.1(b)


                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                NOMOS CORPORATION

     NOMOS Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended (the "GCL"), hereby certifies that:

     1. The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on June 11, 1979, under the name Cybernetics, Inc.

     2. The board of directors of the Corporation, by unanimous consent in writing, adopted a resolution proposing and declaring advisable the amendment and restatement of the Corporation's Certificate of Incorporation as set forth below and directing that said amendment and restatement be submitted to the stockholders of the Corporation for approval.

     3. In lieu of a meeting of stockholders, the holders of the requisite number of the outstanding shares of stock of the Corporation have consented in writing to said amendment and restatement in accordance with the provisions of
Section 228(e) of the GCL.

     4. The following amendment and restatement was duly adopted in accordance with the applicable provisions of sections 228, 242 and 245 of the GCL, and the Certificate of Incorporation of this Corporation, as heretofore amended and supplemented is hereby amended and restated in its entirety to read as follows:


                                    ARTICLE I
                                 EFFECTIVE TIME

     This Certificate of Incorporation shall become effective immediately upon its filing with the Secretary of State (the "Effective Time"). For purposes of clarification, the Effective Time shall be deemed to occur (i) concurrently with the completion of the Corporation's firm commitment underwritten initial public offering (the "Public Offering") and (ii) immediately following the conversion of all of the Corporation's outstanding preferred stock into common stock as a result of the Public Offering (the "Mandatory Conversion"), as contemplated by the Corporation's Certificate of Incorporation in effect immediately prior to this Certificate of Incorporation becoming effective (the "Pre-IPO Charter").


                                   ARTICLE II
                                      NAME
                                      ----

     The name of the Corporation is "NOMOS Corporation".



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                                   ARTICLE III
                                REGISTERED AGENT
                                ----------------

     The address of the Corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.


                                   ARTICLE IV
                                     PURPOSE
                                     -------

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the GCL.


                                    ARTICLE V
                        ELIMINATION OF FRACTIONAL SHARES
                        --------------------------------

     Immediately following the Effective Time, any fractional share of common stock held of record by any stockholder as of the Effective Time (after giving effect to the Reverse Stock Split as defined in Article IV of the Pre-IPO Charter and the Mandatory Conversion) shall be eliminated and all rights of such stockholder in such fractional share shall terminate, except for the right of such stockholder to receive from the Corporation a one-time cash payment (the "Fractional Share Payment") equal to the product obtained by multiplying (A) such fractional share (expressed as a fraction of a whole share of common stock), by (B) the Initial Public Offering Price. As used herein, the term "Initial Public Offering Price" shall mean the public offering price per share of common stock in the Public Offering (as reflected on the final prospectus filed with the Securities and Exchange Commission with respect to such Public Offering). Whether any such fractional share exists shall be determined by aggregating all of the shares of common stock held of record by such stockholder, whether fractional or whole and whether held pursuant to one or more certificates.

     For Example:

          Assume that, as of the Effective Time, a stockholder of record holds two separate stock certificates, each of which represents 1.6 shares of common stock (after giving effect to the Reverse Stock Split and the Mandatory Conversion). Then, immediately after the Effective Time, such stockholder would only have rights to 3 whole shares of common stock, along with the right to receive a Fractional Share Payment equal to 0.2 times the Public Offering Price.

                                (End of Example)

The Corporation (or its transfer agent) may require as a condition to (A) paying any Fractional Share Payment, and/or (B) issuing any new certificate(s) in replacement of, or upon transfer of, any certificates held by any such stockholder as of the Effective Date, that such stockholder first




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submit to the Corporation (or to the transfer agent) all of such certificates for replacement (or transfer). In the case of any lost, stolen or destroyed certificates, the Corporation (or its transfer agent) may require that the stockholder (or such stockholder's legal representative) execute an agreement (and/or to give a bond) satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith.


                                   ARTICLE VI
                                      STOCK
                                      -----

     The total number of shares of stock which the Corporation shall have authority to issue is thirty-seven million five hundred thousand (37,500,000) shares, which shall be divided into two classes as follows:

     (a) thirty-five million (35,000,000) shares of common stock, the par value of each of which shares is one one-hundredth of one cent ($0.0001); and

     (b) two million five hundred thousand (2,500,000) shares of preferred stock, the par value of each of which shares is one one-hundredth of one cent ($0.0001). The Corporation's board of directors is hereby expressly authorized to provide by resolution or resolutions from time to time for the issue of the preferred stock in one or more series, the shares of each of which series may have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be permitted under the GCL and as shall be stated in the resolution or resolutions providing for the issue of such stock adopted by the board of directors pursuant to the authority expressly vested in the board of directors hereby. The board of directors may also increase or decrease the number of shares of any series of preferred stock subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.


                                   ARTICLE VII
                                    DIRECTORS
                                    ---------

     (a) The business and affairs of the Corporation shall be managed by or under the direction of a board of directors consisting of such total number of authorized directors as shall be fixed by, or in the manner provided in, the bylaws. A director shall hold office until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, incapacitation or removal from office, and except as otherwise required by law.

     (b) Except as otherwise required by law, vacancies (whether resulting from death, resignation, removal or otherwise) and newly created directorships resulting from any increase in the total number of authorized directors may be filled by a majority of the directors then in office, although less than a quorum or by a sole remaining director. Any director elected to fill a




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vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor. Any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

     (c) Notwithstanding the foregoing, whenever the holders of any one or more classes or series of stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at any annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the term of this Certificate of Incorporation applicable thereto.

     (d) No stockholder will be permitted to cumulate votes at any election of directors.


                                  ARTICLE VIII
                             ACTION BY STOCKHOLDERS
                             ----------------------

     (a) No action shall be taken by the stockholders of the Corporation other than at an annual or special meeting of the stockholders, upon due notice and in accordance with the provisions of the bylaws of the Corporation; provided, however, that stockholders may take action by written consent in lieu of a meeting if, and as, permitted by the bylaws.

     (b) Special meetings of the stockholders of the Corporation may be called only by (i) the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the board of directors for adoption), (ii) the chairperson of the board of directors (if one has been appointed), (iii) the president, or (iv) the holders of at least thirty percent (30%) of the outstanding shares of capital stock entitled to vote at an election of directors.

     (c) Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide.


                                   ARTICLE IX
                   AMENDMENTS TO CERTIFICATE OF INCORPORATION
                   ------------------------------------------

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.





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                                    ARTICLE X
                                     BYLAWS
                                     ------

     (a) The board of directors of the Corporation is expressly authorized to adopt, amend or repeal bylaws; provided, however, that the foregoing authorization shall not divest the stockholders of the power, nor limit their power to adopt, amend or repeal bylaws in the manner prescribed in the bylaws.

     (b) The directors of the Corporation need not be elected by written ballot.

     (c) Advance notice of stockholder nominations for the election of directors or of business to be brought by the stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the bylaws.


                                   ARTICLE XI
                                BOOKS AND RECORDS
                                -----------------

     The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Corporation.


                                   ARTICLE XII
                             LIMITATION OF LIABILITY
                             -----------------------

     No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the duty of loyalty of such director to the Corporation or such stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL or (iv) for any transaction from which such director derives an improper personal benefit. If the GCL or other laws of the State of Delaware are hereafter amended to authorize corporate action further eliminating or limiting the liability of a corporation's directors for breach of fiduciary duty, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent then permitted. No repeal or modification of the foregoing provisions of this Article XII shall adversely affect any right or protection of a director of the Corporation with respect to any acts or omissions of such director occurring prior to such repeal or modification.


                                  ARTICLE XIII
                                 INDEMNIFICATION
                                 ---------------

     (a) To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) such agents and any other persons to which Delaware law permits the Corporation to provide indemnification through bylaw




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provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise. Without limiting the generality of the foregoing, the bylaws of the Corporation may provide for indemnification and advancement of expenses to the Corporation's officers, directors, employees and agents on such terms and conditions as the board of directors may from time to time deem appropriate or advisable.

     (b) Any repeal or modification of any of the foregoing provisions of this
Article XIII shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such repeal or modification.

                                 ---------------



     The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by this Corporation's board of directors and stockholders in accordance with the applicable provisions of Section 228, 242 and 245 of the General Corporation Law of the State of Delaware.

     Executed as of this ____ day of ____, 2002.

                                     ---------------------------
                                     John W. Manzetti,
                                     President and Chief Executive Officer



















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